Exhibit 99.1

Fairchild Semiconductor Reports Results for the Second Quarter 2013

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of power semiconductors, today announced results for the second quarter ended June 30, 2013. Fairchild reported second quarter sales of $356.5 million, up 4 percent from the prior quarter and 1 percent lower than the second quarter of 2012.

Fairchild reported a second quarter net loss of $7.5 million or $0.06 per diluted share compared to a net loss of $0.5 million or $0.00 per diluted share in the prior quarter and net income of $11.9 million or $0.09 per diluted share in the second quarter of 2012. Gross margin was 29.1 percent compared to 26.9 percent in the prior quarter and 32.6 percent in the year-ago quarter.

Fairchild reported second quarter adjusted gross margin of 29.8 percent, up 200 basis points from the prior quarter and 280 basis points lower than the second quarter of 2012. Adjusted gross margin excludes accelerated depreciation related to a line closure. Adjusted net income was $1.7 million or $0.01 per diluted share, compared to a net loss of $2.0 million or $0.02 per diluted share in the prior quarter and net income of $17.6 million or $0.14 per diluted share in the second quarter of 2012. See the Reconciliation of Net Income to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

“We grew sales 4 percent sequentially in the second quarter and 7 percent through the first half of 2013,” said Mark Thompson, Fairchild’s chairman and CEO. “Our high voltage product sales supporting the industrial and appliance markets were up 15 percent sequentially. We posted record quarterly sales for our products serving the automotive market. Power conversion products also recorded solid sales growth in the second quarter. We saw some incremental demand weakness from the notebook PC market and at a couple of large mobile customers that impacted Q2 sales and our backlog heading into the third quarter. We expect the weakness in notebooks to persist but have limited impact on our future results now that it accounts for less than 3 percent of total sales. Mobile sales are expected to increase in the third quarter due largely to one major customer and continued growth from our Chinese customers. Our guidance reflects some conservatism given how difficult it has been for our customers to forecast actual mobile demand.”

Second Quarter Financials

“Adjusted gross margin increased 2 points sequentially due to higher factory loadings and better mix primarily in our high voltage products,” said Mark Frey, Fairchild’s executive vice president and CFO. “We expect the impact of higher factory utilization and improved product mix to drive continued improvement in gross margin going forward. R&D and SG&A expenses came in at the low end of guidance at $98.2 million. The increase from the prior quarter was due primarily to the annual merit raise and higher variable compensation accruals. Free cash flow was $30 million for the second quarter which was driven by favorable changes in working capital and continued lower capital spending.”

Forward Guidance

“We expect sales to be in the range of $355 to $370 million for the third quarter,” said Frey. “Our current scheduled backlog is nearly sufficient to achieve the low end of this range. We expect adjusted gross margin to be 31.5 to 33.0 percent due primarily to improved factory utilization and better product mix. We anticipate R&D and SG&A spending to be $97 to $99 million. The adjusted tax rate is forecast at 15 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce third quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Total revenue	$356.5	$343.2	$361.5	$699.7	$713.7
Cost of sales (1)	252.8	250.8	243.8	503.6	491.1

Gross margin	103.7	92.4	117.7	196.1	222.6

Gross margin %	29.1%	26.9%	32.6%	28.0%	31.2%

Operating expenses:
Research and development (2)	46.0	42.6	41.1	88.6	81.2
Selling, general and administrative (3)	52.2	51.6	55.1	103.8	109.8
Amortization of acquisition-related intangibles	3.9	3.8	4.4	7.7	9.2
Restructuring and impairments	3.4	1.2	0.5	4.6	2.9
Charge for (release of) litigation	—	(12.6)	1.3	(12.6)	1.3

Total operating expenses	105.5	86.6	102.4	192.1	204.4

Operating income	(1.8)	5.8	15.3	4.0	18.2
Other expense, net	1.6	4.6	$1.5	6.2	3.0

Income (loss) before income taxes	(3.4)	1.2	13.8	(2.2)	15.2

Provision (benefit) for income taxes	4.1	1.7	1.9	5.8	1.7

Net income (loss)	$(7.5)	$(0.5)	$11.9	$(8.0)	$13.5

Net income (loss) per common share:
Basic	$(0.06)	$(0.00)	$0.09	$(0.06)	$0.11

Diluted	$(0.06)	$(0.00)	$0.09	$(0.06)	$0.10

Weighted average common shares:
Basic	127.6	127.2	126.9	127.4	126.6

Diluted	127.6	127.2	$128.7	129.0	129.1

(1) Equity compensation expense included in cost of sales	$1.3	$1.1	$1.5	$2.4	$2.7
(2) Equity compensation expense included in research and development	$2.0	$1.7	$1.5	$3.7	$3.0
(3) Equity compensation expense included in selling, general and administrative	$4.6	$3.5	$4.3	$8.1	$8.5

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Net income (loss)	$(7.5)	$(0.5)	$11.9	$(8.0)	$13.5
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	3.4	1.2	0.5	4.6	2.9
Write off of equity investments	—	3.0	—	3.0	—
Accelerated depreciation on assets related to line closure (1)	2.5	2.9	—	5.4	—
Charge for (release of) litigation	—	(12.6)	1.3	(12.6)	1.3
Amortization of acquisition-related intangibles	3.9	3.8	4.4	7.7	9.2
Associated net tax effects of the above and other acquisition-related intangibles	(0.6)	0.2	(0.5)	(0.4)	(1.0)

Adjusted net income (loss)	$1.7	$(2.0)	$17.6	$(0.3)	$25.9

Adjusted net income (loss) per common share:
Basic	$0.01	$(0.02)	$0.14	$(0.00)	$0.20

Diluted	$0.01	$(0.02)	$0.14	$(0.00)	$0.20

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Gross margin	$103.7	$92.4	$117.7	$196.1	$222.6
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to line closure	2.5	2.9	—	5.4	—

Adjusted gross margin	$106.2	$95.3	$117.7	$201.5	$222.6

Adjusted gross margin %	29.8%	27.8%	32.6%	28.8%	31.2%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30, 2013	March 31, 2013	December 30, 2012

ASSETS
Current assets:
Cash and cash equivalents	$394.8	$371.0	$405.9
Short-term marketable securities	0.1	0.1	0.1
Receivables, net	153.9	164.9	136.7
Inventories	238.0	226.3	236.7
Other current assets	40.2	45.6	52.6

Total current assets	827.0	807.9	832.0

Property, plant and equipment, net	741.4	753.3	764.9
Intangible assets, net	39.5	43.5	47.3
Goodwill	169.3	169.3	169.3
Long-term securities	2.4	2.5	2.6
Other assets	61.2	63.9	67.8

Total assets	$1,840.8	$1,840.4	$1,883.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112.1	$108.9	$115.7
Accrued expenses and other current liabilities	79.3	75.4	89.2

Total current liabilities	191.4	184.3	204.9

Long-term debt, less current portion	250.1	250.1	250.1
Other liabilities	46.7	45.9	58.9

Total liabilities	488.2	480.3	513.9

Temporary equity - deferred stock units	3.0	3.2	2.9
Total stockholders’ equity	1,349.6	1,356.9	1,367.1

Total liabilities, temporary equity and stockholders’ equity	$1,840.8	$1,840.4	$1,883.9

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013	July 1, 2012
Cash flows from operating activities:
Net income (loss)	$(7.5)	$(8.0)	$13.5
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	36.1	72.5	66.6
Non-cash stock-based compensation expense	7.9	14.2	14.2
Deferred income taxes, net	0.6	1.4	(3.9)
Release of litigation charge		(12.6)	—
Other	1.0	4.3	0.9
Changes in operating assets and liabilities, net of acquisitions	12.1	(25.6)	(11.8)

Cash provided by (used in) operating activities	50.2	46.2	79.5

Cash flows from investing activities:
Capital expenditures	(20.2)	(40.1)	(80.1)
Purchase of marketable securities	—	—	(0.5)
Sale of marketable securities	—	—	0.3
Maturity of marketable securities	—	0.1	0.2
Other	(0.7)	(1.1)	(0.9)

Cash used in investing activities	(20.9)	(41.1)	(81.0)

Cash flows from financing activities:
Proceeds from issuance of common stock and from exercise of stock options, net	0.1	0.5	0.6
Purchase of treasury stock	(5.0)	(8.7)	(10.7)
Shares withheld for employees taxes	(0.6)	(8.0)	(9.4)

Cash used in financing activities	(5.5)	(16.2)	(19.5)

Net change in cash and cash equivalents	23.8	(11.1)	(21.0)
Cash and cash equivalents at beginning of period	371.0	405.9	423.3

Cash and cash equivalents at end of period	$394.8	$394.8	$402.3

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided (Used in) by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013	July 1, 2012

Cash provided by (used in) operating activities	$50.2	$46.2	$79.5
Capital expenditures	(20.2)	(40.1)	(80.1)

Free cash flow	$30.0	$6.1	$(0.6)

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com